Exhibit 99.1

For Immediate Release	Contact: Samuel L. Neese
(276) 628-9181

Highlands Bankshares, Inc. Extends Rights Offering

ABINGDON, VA (August 4, 2014) – Highlands Bankshares, Inc. (the “Company”) today announced that the Company has extended the expiration date for its rights offering.  The new expiration date is September 3, 2014.  The Company has chosen to extend the rights offering to ensure sufficient time for the completion and return of the documentation required for participation in the rights offering.  The rights offering was originally scheduled to expire on August 4, 2014.

Other than the extension of the expiration date of the rights offering described above, all of the offering terms described in the Company’s prospectus, dated June 25, 2014 remain the same and apply during the extended period of the offering.

The rights offering will be made only by means of a prospectus.  This release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Highlands Bankshares

Highlands Bankshares, Inc., headquartered in Abingdon, Virginia, is the bank holding company of Highlands Union Bank.  Highlands Union Bank offers general retail and commercial banking services through 14 full service banking offices located in southwest Virginia, eastern Tennessee and western North Carolina.